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EDITED TRANSCRIPT

DRE - Q3 2015 Duke Realty Corp Earnings Call

EVENT DATE/TIME: OCTOBER 29, 2015 / 7:00PM GMT

THOMSON REUTERS

CORPORATE PARTICIPANTS

Ron Hubbard *Duke Realty Corporation - VP, IR*

Denny Oklak *Duke Realty Corporation - Chairman, CEO*

Jim Connor *Duke Realty Corporation - COO*

Mark Denien *Duke Realty Corporation - CFO*

CONFERENCE CALL PARTICIPANTS

Manny Korchman *Citigroup - Analyst*

Brendan Maiorana *Wells Fargo Securities - Analyst*

Juan Sanabria *BofA Merrill Lynch - Analyst*

Ki Bin Kim *SunTrust Robinson Humphrey - Analyst*

Eric Frankel *Green Street Advisors - Analyst*

Michael Carroll *RBC Capital Markets - Analyst*

Vance Edelson *Morgan Stanley - Analyst*

Dave Rodgers *Robert W. Baird & Company - Analyst*

John Guinee *Stifel Nicolaus - Analyst*

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the Duke Realty Third Quarter Earnings Call. At this time all participants are in a listen-only mode. Later we will conduct a quarter and answer session. Instructions will be given at that time. (Operator Instructions) As a reminder, this conference is being recorded. I'd now like to turn the conference over to our host, Mr. Ron Hubbard, Vice President of Investor Relations. Please, go ahead.

Ron Hubbard - *Duke Realty Corporation - VP, IR*

Thank you. Good afternoon, everyone. And welcome to our third quarter earnings call. Joining me today are Denny Oklak, Chairman and CEO, Jim Connor, Chief Operating Officer, and Mark Denien, Chief Financial Officer. Before we make our prepared remarks, let me remind you that statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. For more information about those risk factors, we would refer you to our December 31, 2014 10-K that we have on file with the SEC.

Now for our prepared statement I'll turn it over to Denny Oklak.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Thank you, Ron. Good afternoon, everyone. Today I will highlight some of our key accomplishments for the quarter and then Jim Connor will give you an update on our leasing activity and development pipeline and then Mark will address our third quarter financial performance.

We closed $250 million of property dispositions during the quarter at an overall average in place cap rate of 7.1%. These proceeds were primarily the result of two major transactions. In continuation of our strategy to reduce our remaining suburban office investment, we sold a six building portfolio comprising 1 million square feet in Cincinnati. We were very pleased with the execution on this transaction, given the property's age,

occupancy and rollover schedule. At quarter end, this leaves about 900,000 square feet of suburban office property in Cincinnati that are all being marketed now and much of which is expected to close around year end.

We believe we timed the investment sales market well on the divestiture from this market. After this sale, substantially all of our remaining wholly owned suburban office product will be located in Indianapolis, our home town. The second large disposition was a 1 million square foot modern vault e-commerce industrial facility located in Delaware, that we developed as a built to suit a few years ago.

While the facility fits our portfolio quality profile, the location is a bit tertiary and we believe it was prudent to take advantage of the exceptionally strong market for modern class A industrial product and strategically harvest some value for our shareholders. We're also pleased with the execution on this opportunistic sale at a nice margin on a recently completed development. We also closed on the sale of a couple smaller projects during the quarter - and looking into the fourth quarter, we believe we'll be near the high end of 2015 guidance on dispositions.

We've also mentioned on the last few calls our expectations to continue to sell our remaining suburban office assets as a continuation of our strategy to focus on industrial investment in top tier markets in select medical office developments. In addition, we've also been consistent communicating our intentions to self-fund our development pipeline with dispositions of suburban office properties as well as select industrial asset sales much like we executed in the third quarter.

We believe our ability to execute this strategy to self-fund development during times like now where there's a bit of capital market volatility and a public-to-private equity discount is a great advantage for us. In fact we believe as the current market conditions persist from a robust private market investment sales standpoint - we should be able to dispose of another $500 million to $800 million of asset next year in 2016. Let me state that this is not our official 2016 guidance that we will deliver to you in late January, yet this range is in our very early thoughts for next year.

I would point out that dispositions at this level would not only likely cover all of our development pipeline for 2016 but would also cover most if not all of the $368 million of debt that we have maturing next year. This would greatly reduce, if not entirely eliminate, any capital needs in 2016, further improving our already strong leverage profile and continuing to raise the overall quality of our operating portfolio. Even with these dispositions we are confident in our ability to grow our AFFO per share in 2016.

In light of that, as noted in yesterday's press release, we are pleased to announce a 5.9% increase to our regular quarterly dividend. This increase is driven by our re-positioned portfolio which we believe will perform extremely well in good times and bad. Also with respect to dividends, we announced yesterday, a special dividend in the amount of $0.20 per share for about $69 million. This dividend is driven by taxable gains on $1.7 million of dispositions year to date along with additional dispositions we expect to close by year end.

As we mentioned at the time we announced the Starwood sale, we wouldn't know how much, if any special dividend would be necessary until later in the year. We implemented various tax strategies such as seller financing to reduce the special dividends to a relatively small amount. Nonetheless we're happy to provide this return to our shareholders. Later in the call Mark will discuss our near-term capital plan outlook which takes into account these distribution changes.

Now I'll turn it over to Jim Connor to give a little more color on our leasing activity and development pipeline.

Jim Connor - *Duke Realty Corporation - COO*

Thanks, Denny. From an operational standpoint we had another solid quarter of leasing totaling nearly 4.5 million square feet. While this is down from our historic levels, it's a reflection of our continued record high occupancies in the portfolio with little space left to lease. Rent growth on renewal leases was strong at 13%, representing continued landlord pricing power.

Total in-service occupancy ended at 95.8%, flat compared to the previous quarter, as lease expirations were essentially offset by solid leasing. Now let me summarize a few key market fundamentals and then I'll close with our development activities. Nationally, the industrial market momentum continues to be very strong. Demand outpaced supply for the 22nd straight quarter. In the third quarter, the US industrial market has 58 million square feet of positive net absorption, bringing year to date totals to 175 million square feet.

Supply remained in check at 38 million square feet delivered during the quarter; consequently vacancy rates fell by 20 basis points to 9.6% overall. Most of our markets are having record years including the Inland Empire, which had 6.2 million square feet of leasing in the third quarter, bringing their year to date total to almost 35 million square feet - or 4.5 million square feet more than all of 2014.

Turning to development, we generated $110 million of starts during the quarter across five industrial projects and one medical office project. These new developments span markets such as South Florida, Baltimore, Pennsylvania, and Minneapolis - and we're 60% preleased in the aggregate. Our overall development pipeline at the quarter end has 31 projects under construction, totally 7.2 million square feet and a projected $639 million in stabilized costs at our share. They are 47% preleased in the aggregate.

The activity on the vacant portion of this pipeline is very strong across the system, as our pipeline for build to suit prospects that should improve the occupancy in our development pipeline in future quarters. We also continue to make significant progress in selling non-strategic land during the quarter. We've sold another $23 million, bringing total land sales year to date to $94 million, prompting the increase to our land sales guidance for the year.

And now let me turn it over to Mark to discuss our financial results and the capital plan.

Mark Denien - *Duke Realty Corporation - CFO*

Thanks, Jim. Core FFO was $0.29 per share for the third quarter of 2015 compared to $0.28 per share for the second quarter. The increase in core FFO was primarily due to continued improvement in operating results and the impact of developments being placed in service which were partially offset by the dilution from continued dispositions. We generated $0.23 per share in AFFO for the third quarter, compared to $0.25 per share in the second quarter which is in line with our annual AFFO per share expectations.

The decrease in AFFO per share from the second quarter was due to increased capital expenditures during the quarter as a result of the timing of lease commencements. Looking out to the fourth quarter we expect our CapEx to be lower than it was in the third quarter. Same property NOI growth for the 12 and 3 months ended September 30, 2015 was 5.4% and 3.0% respectively. These same property results were driven by the increased commencement occupancy and growth in rental rates.

Current quarter NOI growth was negatively impacted by about 40 basis points due to some bad debt recoveries in the 2014 period. As noted on the prior call, occupancy growth has slowed a bit in the latter half of the year. We still expect strong rent growth and we're still comfortable to meet our full year expectations. I will point out that today the non-same property NOI represents roughly 18% of our total NOI and we have significant NOI upside from occupancy growth in those properties. So, there's solid overall NOI upside as we look forward.

We ended the third quarter with over $217 million in cash. Because of this cash position and expected fourth quarter disposition proceeds, we gave notice of our intent to pay off the $150 million 5.5% unsecured notes that were due March 1, 2016. This redemption is expected to settle tomorrow. We will also use a portion of this cash to fund the repayment -- in order to fund the payment of the special dividend that Denny mentioned.

Our credit profile at the end of the third quarter continued to improve as well as using the proceeds from disposition activity to reduce leverage along with improved rental income from operations resulted in fixed charge coverage for the third quarter, improving to 3.0 times and net debt to EBITDA from the three months ended September 30 improved to 5.9 times. We expect to see further improvement in these metrics during the fourth quarter with the bond pay off, and as new developments are placed in service and speculative developments are leased up.

I would like to take just a moment to address a loan related issue in one of our unconsolidated joint ventures that owns a portfolio of office properties in the Washington DC area, where we are the 30% minority partner. This joint venture has a $203 million interest-only, non-recourse CMBS loan, of which our share is approximately $60 million. Due to a recent lease expiration in one of the properties secured by this loan, the joint venture did not make a scheduled principle payment during the quarter and the loan was placed in default.

Because the value of the properties is below the outstanding loan amount, the joint venture elected not to continue to fund that service. The joint venture and the lender have been working together to effectuate a smooth transfer of ownership of the underlying properties to the loan servicer.

This transaction has little to no impact to operating results and will actually improve our leverage ratios due to the high loan-to-value nature of these properties. Also there is no impact to any of our other debt facilities due to the non-recourse nature of this joint venture loan.

Now I'll turn the call back over to Denny.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Thanks, Mark. In review of the year-to-date results and outlook for the remainder of the year, yesterday we raised the low end of guidance for FFO per share by $0.02 per share, narrowing the 2015 range to $1.15 to $1.19 per share, effectively raising the midpoint by $0.01.

We also narrowed the AFFO per share to a range of $1.00 to $1.02 per share. In addition, earnings -- into the earnings guidance changes, we raised the land sales guidance from a range of $80 million to $120 million, to a range of $100 million to $130 million, up $15 million from the previous midpoint. Also as a result of the highly competitive acquisition market, we reduced our acquisition guidance to $25 million to $50 million, a $75 million reduction again at the midpoint.

As noted in yesterday's earnings release, additional detail on revisions to certain guidance factors can be found in the Investor Relations section of our website, including the back page of our quarterly supplemental package which is a new disclosure this quarter.

Let me reemphasize, we once again are proud to have a company with a rock solid balance sheet and in a low AFFO payout ratio position, to support raising the regular quarterly common dividend 5.9%. Looking forward, we're optimistic that the entire Duke Realty team, and investment in best in class assets can generate steady AFFO growth per share through the economic cycles.

We'll now open the lines up to the audience and we ask participants to keep the dialogue to one question or perhaps two very short questions and you are of course welcome to get back into the queue. Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Manny Korchman.

Manny Korchman - *Citigroup - Analyst*

Just thinking about MOBs for a second, given all the changes in the healthcare landscape and what's been happening with hospitals, just wondering if you're seeing any changes on the MOB side of the business?

Jim Connor - *Duke Realty Corporation - COO*

Hi, Manny. It's Jim Connor. I'll take that. I would tell you that the outlook for the entire healthcare industry from our perspective is very, very positive. Healthcare systems and hospitals continue to make capital investments. MOBs and ambulatory care facilities lead most investment categories for hospital systems around the country. So, I would tell you it has a very bright outlook and we think we're very well positioned to continue to grow that portfolio.

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Manny Korchman - *Citigroup - Analyst*

My other question is you mentioned the dispositions for next year, you also mentioned it's not guidance, but what would be the composition of that if you could give us a sort of first glance?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

You can assume that a significant portion of that will be some of the remaining office assets there. Again, I think opportunistically selling some industrial assets or cleaning up a little bit of industrial portfolio, will be a relatively minor piece of that but there could be some. So mostly office.

Manny Korchman - *Citigroup - Analyst*

That's it for me, thank you.

Operator

Brendan Maiorana.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Thanks. Good afternoon. So, Jim or Denny, $550 million to $700 million of development starts this year, it sounds like you guys feel pretty good about the demand outlook that exists out there in your portfolio. As you're thinking about the next year or so, is that a pretty good annual run rate? Or do you think you sort of step off the gas a little bit and if you think things are a little bit riskier out there?

Jim Connor - *Duke Realty Corporation - COO*

Hi, Brendan it's Jim again. Yeah. I would tell you late in the year, looking out into next year we're reasonably optimistic that the landscape is going to stay the same. I would tell you that if we take our foot off the gas it will be on the speculative side. As I referenced earlier in my comments, we have a very strong built to suit pipeline - and that's both in the industry on the medical business, because as you all know medical business really looks and acts pretty much like build-to-suits. So, if we see a slowing or we get concerned about our in-service occupancies, we'll let up on the spec development. That will be first and foremost.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. And then just related to that for Mark, so it sounds like you guys expect to be towards the high end of the disposition guidance for this year, so maybe that's another $250 million of proceeds on dispositions this year and if I just take sort of the midpoint of that $500 million to $800 million of possibility for next year, that's about $900 million by the end of next year. That's probably a little more than your spend on the development pipeline. Is that a fair way to characterize it? And do you think as we sit here a year from now or the end of next year, your leverage is going to be lower than where it is today?

Mark Denien - *Duke Realty Corporation - CFO*

I think that's a very fair way to look at it, Brendan. After we called the March '16 notes that we'll pay off tomorrow and we're using cash we already have on hand for that, we're left with about $360 million of debt next year. So, you take $360 million of debt and the midpoint of that kind of development of $500 million, $700 million, something like that, that gets closer to the $900 million you just talked about. So, we really believe that through the disposition process, we can fund the development and maybe not all but most if not all of the debt that's coming through next year which would then leave us with a better balance sheet than we have today even.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Great. Thanks.

Operator

Juan Sanabria.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Hi. Good afternoon. I was just hoping you could speak to maybe the occupancy expectations as we end the year and if that's the biggest variable in your same store NOI range for the balance of this year given what you've achieved year-to-date?

Mark Denien - *Duke Realty Corporation - CFO*

I'll start with it, Juan, and then Jim can chime in. But we do have quite a bit of new development coming online in the fourth quarter. So, I'm not really talking about same property occupancy, I'm talking about overall in-service occupancy. If you look at the page in our supplemental that lists when our developments are coming in line, in the fourth quarter we have about 1.7 million square feet coming online that's only 16% occupied.

So, that pipeline right there is what's going to drive our occupancy most likely down a little bit at year end from where we stand today, and that will drive our average occupancy for the year down just a little bit but you know we're still very comfortable. Probably midpoint to upper half of our occupancy range for the year.

And then from a same property perspective, that population I just talked about obviously won't impact same property because it's new property. I think you could see the occupancy in the same property to be relatively flat from where we are right now. So, we continue to measure ourselves against the higher base from the previous year because of all the occupancy and lease up that we've done. So, that's what putting a little bit of pressure on that same property NOI growth.

Maybe Jim can speak more generally on overall leasing prospects?

Jim Connor - *Duke Realty Corporation - COO*

The only other comment I would make is we have just a couple of leases rolling at the end of the year that we know we're not going to renew. So, really we control our own destiny in terms of, as Mark said, leasing up the development that's coming in service and we have a lot of activity. And as I alluded to earlier, a lot of strong demand in the marketplace. So, I think we're confident that we'll continue to lease that spec space up that's coming in service and continue to hold those high occupancies that you're seeing.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Great. And just a quick follow up. With regards to the expirees next year, how do you see those placed relative to market as we think maybe about same store NOI growth and then sort of flat occupancy type world?

Jim Connor - *Duke Realty Corporation - COO*

As we talked at NAREIT and many of the other conferences, we kind of break all the lease roll up into three different tranches, looking out the next 18 months, and that's a time period that we've referenced a number of times before in different conversations. 25% of the leases that are rolling in the next 18 months were leases that were signed in the trough period.

Mark Denien - *Duke Realty Corporation - CFO*

35%.

Jim Connor - *Duke Realty Corporation - COO*

35%? Mark just corrected me. 35%. So, there we think we have significant upside, you know? And as we've discussed before, 20%, 25% is not uncommon for those trough leases. And then about the third of the leases, we have moderate upside. We typically look to 5% to 10% there and then the rest, a third, we think they're flat. There might even be some that effectively have to get rolled down because they were made at the peak in 2007 or maybe 2008. But overall we still think we've still got some runway in the existing portfolio with the leases that are coming due.

Juan Sanabria - *BofA Merrill Lynch - Analyst*

Thank you.

Operator

Ki Bin Kim.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Thank you and good afternoon. Could you comment about the changing strategies from e-commerce companies like Amazon? I think a few years ago it was to be in more of the non-intercity MSAs, where you had some favorable tax treatment or things like that. And maybe now with their desire to be more same day delivery, are you seeing any kind of incremental shift from e-commerce based companies that are moving away from Arizona and more into population centers at all?

Jim Connor - *Duke Realty Corporation - COO*

Sure, Ki Bin. I can give you a little bit of color there. I would say first and foremost we are not seeing any slow down by any of our major ecommerce clients in the large fulfillment centers. Those are still the backbone of their logistics and supply chain models. What you are saying, the trend that's really picked up some momentum this year is the smaller in fill facilities. These are typically 50,000 to 75,000 feet and much closer into the major population areas.

And this is really what everybody in the industry is referring to the last mile. You can all remember in the not too distant past when the buzz word was two day delivery and two day went to next day and next day went to same day and now a number of the e-commerce leaders are going to delivery models where for a small premium they can get you your box inside of two hours. That's really what this last mile is all about, it's having limited inventory of high volume products closer to major metropolitan areas where they can effect delivery inside of a 90 to 120 minute window.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Okay. And could you comment on the type of buyers that are out there for your suburban office sales that you've had in the past couple of quarters and maybe a similar question for the higher quality industrial?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I think obviously the big transaction we did this year was with Starwood, so a private equity-type buyer. I think a lot of the transactions we've done are with those same type of buyers, so generally speaking it is more leveraged kind of buyers, again, taking advantage of today's low interest rates makes the risk of owning suburban office a little bit less with the low interest rates. And some of them are national, I would say national buyers. Some of them are smaller private buyers. That more depends on the size of the transaction. That's typical on suburban office.

On the warehouse product that we sold this year, including the one larger project we sold in the third quarter, I would say a little bit more institutional type buyers, some private equity folks in there too for smaller product, but more institutional.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Are there any other big portfolios out there that are being marketed for sale?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

For us, you mean?

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Yeah.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

No. As we've said, I think we've still got some suburban office assets, mainly in Cincinnati where our wholly owned stuff is now, and just a couple here in Indianapolis right now that are all on the market. But there's nothing I guess that I would say is big in the remaining guidance we have for dispositions anyway.

Ki Bin Kim - *SunTrust Robinson Humphrey - Analyst*

Okay. Thank you.

Operator

(Operator Instructions) Eric Frankel.

Eric Frankel - *Green Street Advisors - Analyst*

Thank you. I guess my questions are more related to land. So, one, could you describe some of the land transactions you've completed this quarter and you expect to next quarter? And, second, perhaps you can touch upon future development starts? How much of it's going to consist of land monetization? How much of it's probably going to consist of new land purchases and either new markets or just new locations? Thank you.

Jim Connor - *Duke Realty Corporation - COO*

Sure, Eric. It's Jim. I'll address that. From a land perspective, most of the land buyers we have today are a combination of either generally private parties that are in the office business, private developers are buying the office land. We have converted a fair bit of our office land to alternative uses, primarily apartment and multi-family.

So, those would be kind of the two biggest buyer groups. And as we know the strength of the retail market and the multi-family market, we're getting very good pricing on those dispositions. Specifically down in Florida where we sold some of the suburban office land. So, from the buyer perspective, that's what we're seeing.

In terms of our development, we have a goal of continuing to monetize all that non-strategic land that we've identified. So, we think we can prune another probably upwards of $100 million of non-strategic land. And that's comprised of some of the residual office land that we have and some of our portfolios and some industrial land where we think we may have too much and be over invested in certain submarkets.

But most of the land that we'll monetize will come from development as we put buildings into production on the existing land base. So, overall it's a combination of the two, but I would say the majority of it's going to come from development and then some from additional land sales.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. I guess I can just go back into the queue, but just a housekeeping question. Mark, on the conveyance of the properties in suburban DC, is that going to marked as a disposition or no?

Mark Denien - *Duke Realty Corporation - CFO*

I'm not sure to be honest with you, Eric. We'll obviously make sure the disclosure is very clear. We did in the supplemental right now, we've taken all the properties, all the operations, and all the debt off the books just like it was any other property we would've sold. I can tell you it's really not part of our disposition guidance if that's what you're getting at.

And I would just remind you that our share of the debt is $60 million. So, the way we look at it, we're taking $60 million worth of properties off, $60 million of debt off, and they kind of wash out. But when they are actually finally turned over to the lender, we'll make sure the disclosure is very clear on that.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Thank you. I'll jump back in the queue.

Operator

Michael Carroll.

Michael Carroll - *RBC Capital Markets - Analyst*

Thanks. Given the strong capital position that you guys have, is the company interested in completing any acquisitions? If not, what's holding you back? Is pricing just too frothy right now?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Yeah, I guess, Mike, I would say we would be interested in doing some acquisitions, but really just what you said. Generally speaking the pricing is holding us back. It's still pretty expensive out there. That's why we continue to really focus on the disposition side right now and we're again, as I mentioned in the prepared remarks, we're very pleased with pricing we're getting.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I guess the only thing I would add to that is we've got a very strong development pipeline. We're really able to use the proceeds and the balance sheet that we have today to take advantage of those development opportunities.

Michael Carroll - *RBC Capital Markets - Analyst*

Thank you.

Operator

Vance Edelson.

Vance Edelson - *Morgan Stanley - Analyst*

Great. Thanks. So, given the strengths and demand, could you differentiate between class A, B, and C industrial space from what you're seeing? Are all the asset classes performing well now because occupancy is high and there's no place to really go for the tenants? Or are there still some important differences in performance and the ability to raise rents at this stage in the cycle?

Jim Connor - *Duke Realty Corporation - COO*

Vance, I would tell you, and as I touched on with the macro numbers, it's pretty good across all markets and submarkets. I can speak to A and B. Clearly A, that's what all the new product that's being developed, we're at the absolute top of the price point with those products. I think for the class B and we do still own a little bit of class B in some of the smaller assets.

As we've seen, for instance, the housing industry continue to come back, probably not as strong as it did in the last cycle, they've made comebacks. That small to mid-sized space is continuing to lease. So, we're starting to see some good rent growth opportunities there. And I'm happy to say we don't own any class C properties. You'll have to ask one of my peers.

Vance Edelson - *Morgan Stanley - Analyst*

I was asking more about market wide because if the class C is filled up and that's doing well, then tenants can't trade down and they're really forced to go to class A or class B which actually increases demand for you, so more market wide.

Jim Connor - *Duke Realty Corporation - COO*

I think that's reasonable conclusion. I think it's pretty much hitting on all cylinders out there. That's a very favorable environment for us and that's why we're continuing to be out there, pushing rents.

Vance Edelson - *Morgan Stanley - Analyst*

Okay. And just a quick follow up on what you said about land. As you keep an eye out for parcels to acquire, are the higher and better uses such as multi-family or even data centers presenting competition, so to speak. And is that perhaps a factor that's helping keep industrial supply off the market?

Jim Connor - *Duke Realty Corporation - COO*

When we're buying land for industrial, our company has really changed its culture in terms of how we buy land for our industrial portfolio. But we're not competing for residential use as much as we were probably in the last cycle. So, we're not seeing that much competition. Thankfully, we're not really in the office development business any more and we're not out buying land.

That's where I think you're seeing more of the competition would be the multi-family guys competing for suburban office land and bidding the price ups. So, it's not much of an impact for us. The greater challenge for us is really more on the entitlement process for industrial. It's not competing with residential or multi-family development.

Vance Edelson - *Morgan Stanley - Analyst*

Fair enough. Thank you.

Operator

Dave Rodgers.

Dave Rodgers - *Robert W. Baird & Company - Analyst*

Good afternoon, guys. Jim, a question for you I guess on industrial. You talked about a pretty good build-to-suit pipeline. Sounds like maybe spec comes down as a percentage of the total. But I guess I just wanted to push a little bit on that in terms of are you seeing anything in the kind of the lease up assets that you're working with, that give you pause doing more spec development on the industrial side? And I guess the flip side of that is do you have enough demand for build-to-suits that the pipeline can get meaningfully larger in terms of what you're building as you move into 2016?

Jim Connor - *Duke Realty Corporation - COO*

Let me take those in kind of reverse order. Yes on the build-to-suits, the development pipeline is still very strong on the build-to-suit side, both again industrial and in healthcare. So, as we begin to formulate our thoughts about guidance for next year, which of course we're not giving yet, we look at how we think the build-to-suit pipeline is going to hold up for next year.

And then we look at how the leasing progress is going on our specific development that's already underway and how much specific risk we think we can take on and still maintain the performance of the portfolio. If you look at where we are year to date and where we would expect to finish the year, you know, spec is only about 35% of our total portfolio which is significantly less than most of our peers.

And as we've said, with a strong build-to-suit pipeline - and we can all remember not too long ago - what the effect of all that spec space was when the market starts to turn. We've taken a little bit more conservative approach and we're still comfortable with that.

Dave Rodgers - *Robert W. Baird & Company - Analyst*

Okay. And maybe just one follow up on the office side. I don't know if this is Mark or Jim, but as you look at your occupancy in suburban office, I think it's about 89%, do you feel comfortable transacting at that level? Or will you drive occupancy before any sales? And I guess the bigger question there is should we expect any impact on AFFO next year in terms of what you would guide to as you come out later or early next year in terms of what AFFO could look like if you're really leasing up office aggressively to sell it?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Dave, I'll take that one. I would say the occupancy at 89% is really not having any effect in our dispositions. We're selling actively out of that pipeline. I don't think you'll see a lot of movement in that occupancy. It just depends on the mix of dispositions. Same thing I would say the occupancy probably would start picking up a little bit based on what we've got in the pipeline to sell now. We keep saying the sale of those suburban office assets is really just accretive to our AFFO going forward and we anticipate that same thing to occur on the office dispositions that will happen in 2016 also.

Mark Denien - *Duke Realty Corporation - CFO*

Dave, I would just add from an AFFO perspective, looking at what we already have on the market right now, you'd just continue to see the capital expenditures related to office go down as we continue to sell it. So, there may be some incremental leasing done but on a net-net basis, that will continue to head south.

Dave Rodgers - *Robert W. Baird & Company - Analyst*

Great. Thanks.

Operator

John Guinee.

John Guinee - *Stifel Nicolaus - Analyst*

Oh great, thank you. A couple quick ones. I guess, Jim, all of your vacancies really, and your big vacancy is in Perris Logistics Center in Southern California, something in Pennsylvania and Camp Creek in Atlanta. I know where Camp Creek is in Atlanta, but I have no idea where the other two assets are. Where is Perris Logistics Center? And where is 33 Logistics Park?

Mark Denien - *Duke Realty Corporation - CFO*

John, you've got to get out more.

John Guinee - *Stifel Nicolaus - Analyst*

I know, I know.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

You didn't know we were international, John?

Jim Connor - *Duke Realty Corporation - COO*

The Perris Logistics Center is in the Inland Empire East, John. We bought a site there last year and immediately put about half of it into production with the 780,000 foot building that we have and that will be completed and come into service later this quarter. And then the Pennsylvania building you were talking about is at the Eastern end of the Lehigh Valley.

John Guinee - *Stifel Nicolaus - Analyst*

Got you. Okay. And then, Mark, I guess, the self-funding concept is a wonderful, wonderful concept, music to my ears. But it's a lot easier said than done to sell stabilized assets and 1031 exchange them into development sites. Have you guys figured out a way to do that or do you have enough room in your taxable income to cover any gains out of the asset sales within the current dividend structure?

Mark Denien - *Duke Realty Corporation - CFO*

As we weren't able to give, John, guidance earlier this year on what our special dividend would be for this year - it's really difficult to give it for next year at this point in time. But for some perspective, even if you just say we're at the top end of that number Denny threw out of $800 million of dispositions next year, if you compare that to the $2 billion we did this year and we're only paying a $0.20 special dividend this year, I think that would give you some indication that we do have some maneuvering and some room that we should be able to work through that with what I would call a fairly immaterial issue to deal with.

John Guinee - *Stifel Nicolaus - Analyst*

Got you. Thanks a lot. Have a good Halloween.

Operator

Brendan Maiorana.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Thanks. So, you guys sold the Delaware Amazon building. They're still your second biggest tenant. Do you foresee additional sales of the Amazon facilities throughout the remainder of the country or was it just you didn't like the Delaware location as much as the others and that's why you decided to market it?

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I guess what I'd say, Brendan, is Amazon is our largest tenant or our second largest now I think after the sale but -- and we've done a lot of development for them but we've been pretty particular about where we develop. They've done a lot of projects in I'd call, sort of second, third tier distribution markets, great for them but not so great for us.

So, we've pretty much shied away from those markets and the Amazon development that we have done we've been -- we like it because we know that even if at some point in time they leave, that's a great distribution market and we can release those. So, the Delaware site with Amazon was also a very -- we got very comfortable with that site but again with exposure to Amazon as well as a little bit out of the way location compared to any other Amazon building that we own, we thought we'd take advantage of the market.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. All right. So, it sounds like a little more one-off there. And then just last one I had, more of a housekeeping question for Mark, the $368 million of mortgages, it looks like a pretty high interest rate on those. Timing of when those mature during '16? Is that more early part of the year? Middle?

Mark Denien - *Duke Realty Corporation - CFO*

Yeah. Brendan, there's probably eight or nine different loans there but the biggest is about close to a $350 million CMBS loan that we have. It actually matures in December, but it's pre-payable with no penalty in May. So, I think it's pretty safe to assume that May would be a good take out date.

Brendan Maiorana - *Wells Fargo Securities - Analyst*

Okay. Great. Thanks.

Operator

Eric Frankel.

Eric Frankel - *Green Street Advisors - Analyst*

Thank you. Just a couple quick follow up questions. One, could you touch on the Indy office market a little bit? It looks like occupancy has picked up there pretty meaningfully?

Jim Connor - *Duke Realty Corporation - COO*

Sure, Eric. Our Indianapolis office portfolio has always performed pretty well and even during the height of the recession, the Indianapolis office, our Indianapolis office portfolio never dipped below 90%. So, it's been a strong performer for us and as Denny alluded to earlier with us about finished in Cincinnati you'll start to see us selectively prune the Indianapolis office portfolio.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I think one other thing there, Eric, we put -- built 100% lease built-to-suit I think in the third quarter. So, I think that ticked up the occupancy a little bit.

Eric Frankel - *Green Street Advisors - Analyst*

Right. Understood. Okay. Actually I have two more questions. Second question is related to the Panama Canal. That is now expected to open next year? I just want to get your thoughts on potential changes in trade flow, East Coast ports, can they actually accommodate these ships in your view? Is it going to effect demands in any way? Any color would be appreciate. Obviously your Savannah market seems to be holding up much better.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

Sure, Eric. I can give you a couple of the general comments. Clearly we think it's going to beneficial for the Eastern Seaboard markets and I would also include the Gulf markets like Houston. But we think the impact is going to be very slow to take place. I don't think you'll see really meaningful movement across the Eastern Seaboard for potentially upwards of ten years.

And while that sounds surprising, if you just think about the whole logistic supply chain network, companies do not make changes in that over night. You're talking about changes in rail lines, trains and changing in trucking and distribution, new facilities being built. I think you'll continue to see is evolve over the next ten years, but it's going to be a very positive thing for the Gulf and East Coast markets.

Eric Frankel - *Green Street Advisors - Analyst*

Great. Okay. Thank you. The final question is related to the dispositions you didn't necessarily highlight, maybe some additional color on that would be great.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I'm not sure -- what color are you looking for there?

Eric Frankel - *Green Street Advisors - Analyst*

Just pricing, how much you actually sold and where the assets are, that type of detail.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

For the third quarter?

Eric Frankel - *Green Street Advisors - Analyst*

Yes. For the third quarter. There's a Cincinnati office portfolio, the Amazon building in Delaware and then there's a remainder which we don't really know where it is.

Denny Oklak - *Duke Realty Corporation - Chairman, CEO*

I'm sorry. I didn't understand the question. Yeah, it's just miscellaneous things. There was another office asset in Cincinnati that was outside that portfolio. There was a small - it was basically an industrial asset down in South Florida that was originally part of that Premier acquisition we did but wasn't exactly an industrial asset and we sold it. It was more of a flex, retail kind of product. We sold a couple things here in Indianapolis. Some miscellaneous small industrial, single story, office kind of products. It was just a bunch of different little things that we keep cleaning up the portfolio.

Eric Frankel - *Green Street Advisors - Analyst*

Okay. Thank you.

Operator

And no one else is in queue with a question.

Ron Hubbard - *Duke Realty Corporation - VP, IR*

I'd like to thank everyone for joining the call today. We look forward to reconvening during our fourth quarter call, tentatively scheduled for January 28, 2016, and hope to see many of you at the Fall NAREIT Conference in about 2.5 weeks as well. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.
